EXHIBIT 10.5

11099 N. Torrey Pines Road

La Jolla, CA  92037

Telephone:  858-646-8300

Facsimile:   858-404-0750

February 20, 2002

Antony E. Rogers

327 N. Vulcan

Encinitas, CA 92024

Telephone:  (760) 436-0307

Dear Antony:

It is my pleasure to provide you with this letter, a formal offer, setting forth the principal terms for you to join Senomyx, Inc., a Delaware corporation (the “Company”), which is located in La Jolla, California.

Position:	Director, Finance and Administration. You will report to Paul Grayson, Chairman of the Board of Directors, CEO and President.

Compensation:	Monthly compensation will be $10,416.67 per month, minus standard deductions and withholdings.

Equity:

Subject to approval by the Company’s Board of Directors and pursuant to the terms of a separate Stock Option Agreement and the Company’s Equity Incentive Plan, the Company will grant to you at fair market value on your first day of employment, 32,000 shares (the “Shares”) of the common stock of the Company. Assuming your continuous employment, the Shares will vest according to the following schedule: (i) twenty five percent (25%) of the total (8,000 shares) will vest upon the first anniversary of the commencement of your employment with the Company; (ii) one forty-eighth (1/48) of the total (approximately 666 shares) will vest ratably on a monthly basis beginning at the end of the one year and will continue to vest over a three year period.

Benefits:

You will be eligible to participate in the Company’s medical and dental benefit plans, as well as its 401(k) plan subject to the terms of the plans. Details about these benefit plans are available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

Paid Time Off:	You will be entitled to 17 days per year of paid time off.

Employment
At Will:

Your employment with the Company is not for a guaranteed or definite period of time. Your employment will be at will, which means it may be terminated at any time by you or the Company with or without cause or advance notice.

Employee
Handbook:

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook which will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

Proprietary
Information and
Inventions
Agreement:

As a condition of employment, you will be required to sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information.

Confidential
Information:

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Working Hours:	Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.

Entire Agreement:

This letter, together with your Proprietary Information and Inventions Agreement and the Employee Handbook, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Start Date:

February 25, 2005, or at another mutually agreeable date. This offer is subject to proof of United States Citizenship or other proof of employability in the United States if not accepted by February 25, 2002, it will lapse.

We are excited about Senomyx’s prospects for success, and anticipate that your contribution will substantially enhance our progress.  I look forward to your joining the Company, and to working with you as we develop our business.

Sincerely,

/S/ PAUL A. GRAYSON

Paul A. Grayson
President and Chief Executive Officer

SIGNED AND AGREED TO:

/S/ ANTONY E. ROGERS
FEBRUARY 25, 2002

(Date)

cc:	Jean J. Lockhart
Mark Zoller
Klaus Gubernator

Exhibit A — Employee Proprietary Information and Inventions Agreement